Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

David	K. Waldman/Jody Burfening
Lippert/Heilshorn	& Associates

212-838-3777

dwaldman@lhai.com

i2Telecom International Secures $1.75 Million Financing

ATLANTA – January 12, 2006 - i2Telecom International, Inc. (“i2Telecom”) (OTCBB: ITUI), a pioneer in ultra-portable high quality Voice-over Internet Protocol (VoIP) products and services, today announced that it has secured $1,750,000 in financing from Cornell Capital Partners, LP (“Cornell”) to fund the Company’s continued development and growth.

On January 9, 2006, the Company committed to sell to Cornell a total of $1,750,000 in Secured Convertible Debentures (the “Debentures”). These Debentures mature in three years (January 08, 2009). During the term of the Debentures, Cornell may convert all or part of the outstanding principal amount and interest of the Debentures into the Company’s common stock at a share price that is the lower of (a) $0.10 per share, effectively a 20% premium to the current market price; or (b) at a 5% discount to the lowest daily Volume Weighted Average Pricing of the Common Stock during the 30 trading days prior to the conversion date. The conversion price is subject to certain floor pricing provisions. Further details of the transaction are available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

The Company has already received an initial installment of $600,000 in accordance with the terms of the transaction. A second installment of $600,000 will be advanced prior to the Company filing a registration statement with the Securities and Exchange Commission in connection with this transaction, provided that the Company’s shareholders have approved an increase in the authorized share capital. A third installment of $550,000 will be advanced once the registration statement becomes effective.

“We are delighted to have the financial backing of an investor like Cornell Capital Partners,” said Paul Arena, CEO of i2Telecom International, Inc. The Cornell financing will allow us to take advantage of numerous opportunities, and I am very excited about the prospects ahead.”

“We believe i2Telecom has a unique technology in the exciting and growing Internet telephony sector. We are pleased to become one of i2Telecom’s strategic financial partners,” stated Antony Ghee, Senior Vice President, Corporate Finance at Cornell Capital.

About Cornell Capital Partners LP

Launched in 2001, Cornell Capital has committed over $1 billon in capital to over 150 companies listed in the U.S., U.K., Australia, Germany, Singapore and Canada. Cornell Capital Partners provides innovative financing solutions to growing companies in the small-cap sector, worldwide. For more information please visit: http://www.cornellcapital.com

About i2Telecom International

i2Telecom International, Inc. (OTCBB: ITUI - News) is a pioneer in ultra-portable high quality Voice-over Internet Protocol (VoIP) products and services employing best of breed VoIP technology. We have operations in Atlanta, Georgia and Redwood City, California. The Company controls its own proprietary and patent pending technology and uses a combination of its own network and the Internet to deliver high-quality phone calls. i2Telecom International provides VoiceStick™, InternetTalker™, and microgateway adapters for VoIP long distance and other enhanced communication services to subscribers. Its proprietary technology platform is compliant with the Session Initiation Protocol (“SIP”) telecommunications industry standard. i2Telecom International’s revenue model includes recurring monthly subscriptions and prepaid services as well as revenue from the sale of its integrated access devices, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com or call 877-731-6800.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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